EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. reports earnings of $10.3 million for 2016, up 11% from $9.3 million in 2015. Declares twenty first consecutive regular dividend

MCLEAN, Va., Jan. 27, 2017 (GLOBE NEWSWIRE) -- Despite some distractions during the fourth quarter of 2016 related to its transformational merger of equals with Eastern Virginia Bankshares (“EVBS”), Southern National Bancorp of Virginia, Inc. (“Southern National”) announced today strong earnings for the fourth quarter and the year. Net income for the year ended December 31, 2016 was $10.3 million an 11% increase compared to $9.3 million for the year ended December 31, 2015. Core net income, net income before deal expenses and the associated tax impacts related to the EVBS merger, for Southern National was $10.7 million for 2016. Deal costs were $429 thousand, before taxes.

In addition, Southern National declared a regular quarterly dividend of $.08 per share payable on February 24, 2017 to shareholders of record on February 13, 2017.

Overview

In 2016 the importance of the agreement to merge with EVBS dwarfed everything else. Mergers of equals oftentimes represent cultural and identity challenges; however, in the proposed merger, our three senior officers have known each other for so long that there is a level of trust where critical issues can be resolved amicably. We are well underway to a redefinition of the organizational structure for the combined institution, taking the best people and the best processes of each bank to create an even stronger institution. The regulatory applications to the Federal Reserve and the State of Virginia have been submitted.

Our metrics for the fourth quarter and the year were strong, with the exception of Southern Trust Mortgage (STM), our mortgage affiliate, where investments in the growth of the business resulted in a negative fourth quarter.

  The primary driver of asset growth was net loans which ended 2016 at $921.8 million compared to $821.0 million as of December 31, 2015. Commercial loan originations were $136.0 million in 2016 down from $195.0 million in 2015, and purchases of residential portfolio product from STM totaled $75.0 million in 2016 up from $51.0 million in 2015.
  Southern National’s efficiency ratio was 52.53% for the year ended December 31, 2016, and 57.64% for 2015.
  The pre-tax contribution to earnings from STM was $1.1 million in 2016 and $1.5 million in 2015. STM’s originations in 2016 were $892.6 million up from $812.5 million in 2015.

STM showed volume growth in the fourth quarter of 2016 with originations of $212 million, up from $179 million in the same quarter of 2015. However, they experienced a fourth quarter loss of $556 thousand attributable to the operating costs related to the opening of new offices in Innsbrook, Virginia; Raleigh, North Carolina; New Castle, Delaware and to the cost of installing a new delivery channel. In addition, STM experienced some margin compression. Our share of the fourth quarter 2016 loss was $272 thousand.

Net Interest Income

Net interest income was $10.1 million in the quarter ended December 31, 2016 compared to $9.5 million during the same period last year.  Average loans during the fourth quarter of 2016 were $919.3 million compared to $803.3 million during the same period last year. Sonabank’s net interest margin was 3.87% in the fourth quarter of 2016 compared to 4.07% in the fourth quarter of 2015. The accretion of the discount on loans acquired in the acquisitions of Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank (PGFSB) contributed $481 thousand to net interest income during the quarter ended December 31, 2016 compared to $614 thousand during the fourth quarter of 2015.

Net interest income was $40.3 million during the year ended December 31, 2016, compared to $36.6 million during the prior year. Average loans during the year ended December 31, 2016 were $889.6 million compared to $761.6 million during 2015. Sonabank’s net interest margin was 4.00% during the year ended December 31, 2016 compared to 4.07% during the year ended December 31, 2015. The loan discount accretions on our three acquisitions were $2.1 million in the year ended December 31, 2016 compared to $2.6 million in 2015.

Noninterest Income

During the fourth quarter of 2016 noninterest income was $161 thousand compared to noninterest income of $653 thousand during the fourth quarter of 2015. We recognized a loss from our investment in STM in the amount of $272 thousand compared to income in the amount of $189 thousand during the same quarter last year. This was discussed in the Overview.

Noninterest income decreased to $2.9 million in the year ended December 31, 2016 from $3.8 million in 2015. Much of the non-interest income in 2015 resulted from the fact that we transferred from our held-to-maturity (HTM) portfolio all of the trust preferred securities and a non-government sponsored residential collateralized mortgage obligation (CMO) that had previously been classified as other than temporarily impaired to the available-for-sale (AFS) classification.  We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand in the year ended December 31, 2015. We recognized income from our investment in STM in the amount of $1.1 million during the year ended December 31, 2016, compared to $1.5 million during 2015.  See the Overview for further discussion.

Noninterest Expense

Noninterest expenses were $5.8 million and $22.9 million during the fourth quarter and the year ended December 31, 2016, respectively, compared to $6.3 million and 23.3 million during the same periods in 2015.  During the year ended December 31, 2016 we had losses of $375 thousand because of impairment recognized on four other real estate owned (OREO) properties.  This was partially offset by gains on the sale of four properties in the amount of $201 thousand, resulting in a net loss of $174 thousand.  During 2015, we had losses on OREO of $740 thousand as we charged down five OREO properties which proved challenging to sell.  This was partially offset by gains on the sale of six properties in the amount of $449 thousand, resulting in a net loss of $291 thousand.  We had merger related expenses of $429 thousand in 2016, and there were no merger expenses in 2015. Employee compensation decreased by $185 thousand compared to the year ended December 31, 2015.

Loan Portfolio

The composition of our loan portfolio consisted of the following at December 31, 2016 and 2015 (in thousands):

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	December 31, 2016			December 31, 2015
Loans secured by real estate:
Commercial real estate - owner-occupied	$-	$154,807	$154,807	$-	$141,521	$141,521
Commercial real estate - non-owner-occupied	-	279,634	279,634	-	256,513	256,513
Secured by farmland	-	541	541	-	578	578
Construction and land loans	-	91,067	91,067	-	67,832	67,832
Residential 1-4 family	10,519	220,291	230,810	12,994	165,077	178,071
Multi- family residential	-	30,021	30,021	-	25,501	25,501
Home equity lines of credit	17,661	11,542	29,203	21,379	13,798	35,177
Total real estate loans	28,180	787,903	816,083	34,373	670,820	705,193

Commercial loans	-	115,365	115,365	-	124,985	124,985
Consumer loans	-	856	856	-	1,366	1,366
Gross loans	28,180	904,124	932,304	34,373	797,171	831,544

Less deferred fees on loans	-	(1,889)	(1,889)	-	(2,119)	(2,119)
Loans, net of deferred fees	$28,180	$902,235	$930,415	$34,373	$795,052	$829,425

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

Commercial real estate - non-owner-occupied; construction and land loans; and multi-family residential as of December 31, 2016 was $400.7 million, or 3.25 times capital.  With the $22 million of the subordinated debt offering announced last week to be down streamed to the bank, it would be 2.76 times capital.

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended December 31, 2016 was $850 thousand, compared to $296 thousand for the same period last year.  For the year ended December 31, 2016, the loan loss provision was $4.9 million compared to $3.2 million for the same period last year. Charge offs for the three and twelve months ended December 31, 2016 were $737 thousand and $5.0 million, respectively. Charge offs for the three and twelve months ended December 31, 2015 were $283 thousand and $2.7 million, respectively.  The increased level of charge-offs in 2016 was mainly due to a single borrower which was discussed last quarter.

Non-covered OREO as of December 31, 2016 was $8.6 million compared to $10.1 million as of the end of the previous year. During 2016 we disposed of two non-covered properties, and there were no transfers from loans to OREO.

Non-covered nonaccrual loans were $3.8 million, of which $2.2 million were fully covered by SBA guarantees at December 31, 2016 compared to $4.2 million ($3.5 million of which were loans fully covered by SBA guarantees) at the end of last year.  The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets improved from 1.07% at the end of 2015 to 0.92% at December 31, 2016. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia’s allowance for loan losses as a percentage of non-covered total loans at December 31, 2016 was 0.95%, compared to 1.06% at the end of 2015.  Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $89.2 million at December 31, 2016 down from $101.0 million at December 31, 2015.

Securities in our investment portfolio as of December 31, 2016 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $18.6 million and residential government-sponsored collateralized mortgage obligations totaling $2.4 million callable agency securities in the amount of $48.0 million

  municipal bonds in the amount of $15.0 million with a taxable equivalent yield of 3.33% and ratings ranging from Aaa to Aa1 (Moody’s) and AAA to AA- (Standard & Poor’s)

  trust preferred securities in the amount of $5.3 million, $3.4 million of which is Alesco VII A1B which is rated A1 (Moody’s), BBB+ (Standard and Poor’s) and A (Fitch)

During the year ended December 31, 2016, we purchased $44.0 million of callable agency securities and a fixed rate residential government-sponsored mortgage-backed security in the amount of $2.0 million. Callable agency securities in the amount of $52.1 million were called during the year ended December 31, 2016.

In the second quarter of 2015, we transferred seven of the trust preferred securities and a non-government sponsored residential CMO that had been other than temporarily impaired from the held-to-maturity classification to the available-for-sale classification.  We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand in the second quarter of 2015.  The two trust preferred securities we retained in the AFS classification have a fair value of $1.6 million as of September 30, 2016.  We also have two trust preferred securities that we retained in the HTM classification in the amount of $4.1 million, one of which is the above-mentioned Alesco VII.  These two securities have never been other than temporarily impaired.

Deposits

Total deposits were $913.0 million at December 31, 2016 compared to $825.3 million at December 31, 2015. Noninterest-bearing demand deposits, interest-bearing demand deposits and NOW accounts were $124.8 million at December 31, 2016 up from $111.8 million at December 31, 2015. Our savings accounts were up from $49.9 million at December 31, 2015 to $52.8 million at December 31, 2016. On the other hand, our money market accounts were down from $131.7 million at December 31, 2015 to $129.8 million at December 31, 2016 as one of our high profile competitors began paying 1.00% on internet money market accounts marketed through their branches.

Stockholders’ Equity

Total stockholders’ equity increased from $119.6 million at December 31, 2015 to $126.3 million at December 31, 2016 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 12.69% and 12.55% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of December 31, 2016.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $1.142 billion at December 31, 2016.  Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket,  Richmond and Clifton Forge, and eight branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Reconciliation of Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  Southern National uses non-GAAP financial measures, core net income, to analyze its performance excluding merger related expenses.  See reconciliation table on page 9.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$47,392	$30,336
Investment securities-available for sale	3,918	4,209
Investment securities-held to maturity	85,300	96,780
Stock in Federal Reserve Bank and Federal Home Loan Bank	7,929	6,929
Loans receivable, net of unearned income	930,415	829,425
Allowance for loan losses	(8,610)	(8,421)
Net loans	921,805	821,004
Intangible assets	11,388	11,607
Bank premises and equipment, net	8,227	8,882
Bank-owned life insurance	23,826	23,126
FDIC indemnification asset	2,111	2,922
Other assets	30,547	30,312
Total assets	$1,142,443	$1,036,107

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$124,779	$111,849
Money market accounts	129,835	131,731
Savings accounts	52,755	49,939
Time deposits	605,613	531,775
Total deposits	912,982	825,294
Securities sold under agreements to repurchase	-	10,381
Federal Home Loan Bank advances - short term	95,000	59,000
Federal Home Loan Bank advances - long term	-	15,000
Other liabilities	8,117	6,796
Total liabilities	1,016,099	916,471
Stockholders' equity	126,344	119,636
Total liabilities and stockholders' equity	$1,142,443	$1,036,107

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Interest and dividend income	$12,364	$11,386	$48,947	$43,701
Interest expense	2,309	1,896	8,633	7,077
Net interest income	10,055	9,490	40,314	36,624
Provision for loan losses	850	296	4,912	3,171
Net interest income after provision for loan losses	9,205	9,194	35,402	33,453
Account maintenance and deposit service fees	221	250	896	953
Income from bank-owned life insurance	175	172	700	636
Equity income from mortgage affiliate	(272)	189	1,109	1,459
Net gain on sale of available for sale securities	-	-	-	520
Gain on sale of other assets	-	-	-	7
Other	37	42	154	206
Noninterest income	161	653	2,859	3,781
Employee compensation and benefits	2,922	3,329	11,675	11,860
Occupancy expenses	1,033	952	4,130	4,084
FDIC assessment	65	162	543	664
Amortization of FDIC indemnification asset	187	279	793	630
Net (gain) loss on other real estate owned, net	100	(69)	174	291
Merger expenses	429	-	429	-
Other expenses	1,100	1,644	5,110	5,749
Noninterest expense	5,836	6,297	22,854	23,278
Income before income taxes	3,530	3,550	15,407	13,956
Income tax expense	1,338	1,212	5,095	4,667
Net income	$2,192	$2,338	$10,312	$9,289

Reconciliation of Non-GAAP Financial Measures

Net income	$2,192	$2,338	$10,312	$9,289
Merger expenses	429	-	429	-
Income tax effect of adjustment	(27)	-	(27)	-
Core net income (non-GAAP)	$2,594	$2,338	$10,714	$9,289

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Per Share Data :
Earnings per share - Basic	$0.18	$0.19	$0.84	$0.76
Earnings per share - Diluted	$0.18	$0.19	$0.83	$0.75
Book value per share			$10.30	$9.78
Tangible book value per share			$9.37	$8.83
Weighted average shares outstanding - Basic	12,258,270	12,218,380	12,248,025	12,224,494
Weighted average shares outstanding - Diluted	12,507,550	12,349,157	12,423,005	12,330,431
Shares outstanding at end of period			12,263,643	12,234,443

Selected Performance Ratios and Other Data (1):
Return on average assets	0.79%	0.93%	0.95%	0.95%
Return on average equity	6.92%	7.71%	8.37%	7.87%
Yield on earning assets	4.76%	4.88%	4.86%	4.85%
Cost of funds	1.05%	0.95%	1.00%	0.91%
Net interest margin	3.87%	4.07%	4.00%	4.07%
Efficiency ratio (2)	56.15%	62.76%	52.53%	57.64%
Net charge-offs to average loans	0.08%	0.002%	0.53%	0.28%
Amortization of intangibles	$51	$65	$219	$261

			As of
			December 31,	December 31,
			2016	2015

Stockholders' equity to total assets			11.06%	11.55%
Tier 1 risk-based capital ratio			12.69%	13.13%
Intangible assets:
Goodwill			$10,514	$10,514
Core deposit intangible			874	1,093
Total			$11,388	$11,607

Non-covered loans and other real estate owned (3):
Nonaccrual loans (4)			$3,795	$4,173
Loans past due 90 days and accruing interest			-	-
Other real estate owned			8,617	10,096
Total nonperforming assets			$12,412	$14,269
Allowance for loan losses to total non-covered loans			0.95%	1.06%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets			0.92%	1.07%

(1) Selected performance ratios and other data are annualized except for the efficiency ratio, net charge offs and amortization of intangibles.
(2) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(3) Applies only to non-covered Sonabank loans and other real estate owned.
(4) Nonaccrual loans include SBA guaranteed amounts totaling $2.2 million and $3.5 million at December 31, 2016 and December 31, 2015, respectively.

Contact: R. Roderick Porter, President
Phone: 202-464-1130 ext. 2406
Southern National Bancorp, NASDAQ Symbol SONA
Website: www.sonabank.com